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                                                                   Exhibit 99.2


GENESIS BIOVENTURES ANNOUNCES MANAGEMENT TEAM RESTRUCTURING

NEW YORK, NY, Nov. 29 /PRNewswire/ - Genesis Bioventures (GBI, officially, BioLabs, Inc. OTC:BILB), a financial accelerator in the biotechnology industry, is pleased to announce further restructuring of the senior management team. As part of the Company's corporate reorganization, GBI has reorganized the job positions and responsibilities of its senior management team:

    - Mr. E. Greg McCartney has transferred the role of CEO to Linda Allison, PhD., but retains the position of Chairman of the Board

    - Dr. Allison is appointed as CEO, in addition to serving as President

    - Dr. Ian Woods is appointed as Medical & Scientific Advisor

LINDA ALLISON, PHD. - PRESIDENT AND CEO

GBI has appointed Dr. Allison as CEO and President of Genesis Bioventures effective November 1, 2000. She joined the Company in July 2000 as President and has now assumed the expanded responsibilities of CEO. Prior to joining Genesis Bioventures, Dr. Allison had over 20 years experience in corporate finance and the biotechnology industry. Previously, she was President of Snowdon & Associates, a professional management consulting company in the biotechnology industry, and spent five years in corporate finance where she assisted with investments in biotechnology and pharmaceutical companies in both North America and Europe. She received an M.Sc. from the University of London and a D.I.C. from the Imperial College of Science and Technology in the UK, and a Ph.D. from Simon Fraser University in BC, Canada.

Dr. Allison commented, "The new roles assigned to the management of GBI along with the recently appointed new members of the management team ensure that the Company has the appropriate expertise to succeed in its corporate objective of being the leading biotech financial accelerator in North America."

MR. E. GREG MCCARTNEY - CHAIRMAN

Mr. E. Greg McCartney, formerly CEO of GBI, will continue with the Company as Chairman of the Board. Mr. McCartney has over 20 years experience serving as officer and director of both private and public companies in various manufacturing and technology industries. Prior to founding BioLabs in 1997, Mr. McCartney was the founder and director of Aspenwood Holdings Corporation, a business consulting firm specializing in financing, public relations and venture capital in the technology and manufacturing industries. From 1986 to 1995 he was the President of an emerging high technology company and also served as officer and director of other companies. Previously, he was involved with international real estate and land development.

"The reorganization and the new members of our management team greatly expand the depth of experience for Genesis Bioventures," said Greg McCartney. "I am very pleased with the changes in the Company in the last few months and believe that this restructuring is another important step in our future development."

IAN B. WOODS, M.D., PH.D. - MEDICAL & SCIENTIFIC ADVISOR

Dr. Ian Woods has been appointed as Medical & Scientific Advisor for GBI, where he will assist with the diligence on potential new investments and provide advisory support to the portfolio


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companies. Previously, Dr. Woods served as Vice President, Operations for the Company. Dr. Woods is also a senior founding partner of Burke Mountain Medical Centre in BC, Canada, which was established in 1977. He has served for over 20 years at various times on the Medical Advisory, Pediatric Advisory and Medical Manpower Committees at the Royal Columbian Hospital in BC, Canada. Dr. Woods completed his Ph.D. in physics at the University of British Columbia in BC, Canada and subsequently received his M.D. degree from the same institute.

Dr. Woods noted, "The recent changes in Genesis Bioventures, including the new name and the expanded management team, reflect its expanded corporate mission to identify and invest in promising biotechnology companies. With our focus in the areas of oncology, neurology and infectious diseases, I look forward to the Company being recognized internationally for its excellence in biotechnology investment and its ability to transform promising medical discoveries into healthcare products that aid our fight against disease."

GENESIS BIOVENTURES

GBI is engaged in the business of identifying promising biotechnology companies, acquiring an equity interest in these groups and providing management services to assist with their corporate development. GBI provides the financial resources, management expertise and commercialization strategies to assist early stage biotechnology companies to make the transition from laboratory-based research through to development of commercial products. The focus is on companies that are developing products to address major medical needs in the areas of oncology, neurology and infectious diseases. The Company plans to formally change its corporate name to Genesis Bioventures, Inc. as soon as it has obtained the approval of its shareholders.

All investor inquiries can be made to Lisa Baumgartner at Ruder-Finn at (212) 593-6352 or by e-mail to baumgartnerl@ruderfinn.com.

"Safe Harbor" Statement Under The Private Securities Litigation Reform Act of 1995: Any statements in this press release that relate to the Company's expectations are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Since this information may involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. Additional risks associated with Genesis Bioventures' business can be found in its periodic filings with the SEC.